EXHIBIT 7.1
TRANSACTIONS IN COMMON STOCK
Hall Phoenix/Inwood, Ltd.
AMR Corporation

Trade Date	Type of Transaction	Quantity	Price/Share	How Purchased/Sold
3/11/2008	Sale	150,000	$10.52	Open Market
4/16/2008	Sale	75,000	$8.60	Open Market
4/22/2008	Sale	25,000	$7.16	Open Market